EXHIBIT 10.81

SUMMARY OF 2005 ANNUAL PERFORMANCE OBJECTIVES
FOR EXECUTIVE OFFICERS

On June 17, 2005, the Compensation Committee of the Board of Directors approved the annual performance objectives that will be used to determine the annual incentive awards which may be granted to the Company’s executive officers (other than James R. Mellor, the Company’s Chairman and Chief Executive Officer) under the Company’s annual incentive program under the USEC Inc. 1999 Equity Incentive Plan for the 2005 fiscal year. Annual incentives may be paid partly in cash and partly in stock and are linked to corporate and individual performance. The Compensation Committee determined that the annual incentive in 2005 would be based on a combination of formula-based Company financial goals and individual performance. The Company financial goals for 2005 involve the achievement of a targeted net income and a targeted cash flow from operations. The individual performance goals are comprised of individual key performance objectives to be established by senior management and approved by the Chief Executive Officer with respect to each of the other executive officers, and the officer’s demonstrated leadership, initiative, coordination and cooperation.